CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                                                                                12 Months
                                                                                                  Ended
                                                        Year Ended December 31,                  March 31,

                                               1994       1995      1996      1997      1998       1999

                       Thousands of Dollars Except Ratios

Net Income                                   $81,913    $70,631   $77,393   $38,620   $80,147     $82,344
Add- Extraordinary items net of tax                -         -          -    24,853         -           -
                                             -------    -------   -------   -------   -------     -------
Net Income from continuing operations         81,913     70,631    77,393    63,473    80,147      82,344

   Taxes based on income                      48,523     44,483    47,286    33,922    45,412      46,832
                                             -------    -------   -------   -------   -------     -------
Net income before income taxes               130,436    115,114   124,679    97,395   125,559     129,176
                                             -------    -------   -------   -------   -------     -------


Add- fixed charges:
   Interest on long term debt                 31,164    31,168     31,409    32,271    37,260      38,038
   Other interest                                358       853      4,636     2,875     1,647       1,218
   Amortization of net debt premium,
      discount, expenses and losses            1,678     1,703      1,709     1,643     1,132       1,166
                                             -------   -------    -------   -------   -------     -------
Total fixed charges                           33,200    33,724     37,754    36,789    40,039      40,422
                                             -------   -------    -------   -------   -------     -------
Earnings available for fixed charges         163,636   148,838    162,433   134,184   165,598     169,598
                                             =======   =======    =======   =======   =======     =======

Ratio of earnings to fixed charges              4.92      4.41       4.30      3.64      4.13        4.19
                                             =======   =======    =======   =======   =======     =======

Earnings required for preferred dividends:
   Preferred stock dividends                   3,510     3,850      3,721     3,715     3,745       3,728
   Adjustment to pre-tax basis                 2,079     2,425      2,273     1,985     2,122       2,131
                                             -------   -------    -------   -------   -------     -------
                                               5,589     6,275      5,994     5,700     5,867       5,859


Fixed charges plus preferred stock dividend
    requirements                              38,789    39,999     43,748    42,489    45,906      46,281
                                             =======   =======    =======   =======   =======     =======


Ratio of earnings to fixed charges plus
    preferred stock dividend requirements       4.21      3.72       3.71      3.15      3.60        3.66
                                             =======   =======    =======   =======   =======     =======
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